Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

SLM Corp

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock	(1)	457(r)		$		$0.00014760	$
Fees to be Paid	Equity	Preferred Stock	(2)	457(r)				0.00014760
Fees to be Paid	Debt	Debt Securities	(3)	457(r)				0.00014760
Fees to be Paid	Other	Warrants	(4)	457(r)				0.00014760
Fees to be Paid	Other	Units	(5)	457(r)		$		$0.00014760	$

Total Offering Amounts:							$0.00			0.00
Total Fees Previously Paid:										0.00
Total Fee Offsets:										0.00
Net Fee Due:										$0.00

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Offering Note(s)

(1)	The registrant is relying on Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, to defer payment of all registration fees. In connection with the securities offered hereby, the registrant will pay “pay-as-you-go registration fees” in accordance with Rule 456(b). The registrant will calculate the registration fee applicable to an offer of securities pursuant to this registration statement based on the fee payment rate in effect on the date of such fee payment.

An indeterminate amount of securities to be offered at indeterminate prices is being registered pursuantto this registration statement.
(2)	Please see Offering Note (1)
(3)	Please see Offering Note (1)
(4)	Please see Offering Note (1)
(5)	Please see Offering Note (1)